Exhibit 2.2

AMENDMENT NO. 4 TO DISTRIBUTION AGREEMENT

This AMENDMENT NO. 4, dated as of February 25, 2008 (this “Amendment”) to the Distribution Agreement, dated as of January 15, 2007 (the “Distribution Agreement”), by and between VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”) and NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”) as amended, is entered into by and between Verizon and Spinco.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Distribution Agreement, and all references to Recitals, Articles and Sections herein are references to Recitals, Articles and Sections of the Distribution Agreement.

WHEREAS, Verizon has exercised its right under Section 2.4(e) of the Distribution Agreement to elect an alternative structure for the transactions contemplated by the Distribution Agreement;

WHEREAS, the IRS Ruling (as defined in the Agreement and Plan of Merger, dated as of January 15, 2007, as amended, by and among Verizon, Spinco and FairPoint Communications, Inc.) has been received and approves such alternative structure;

WHEREAS, as provided under Section 2.4(e), certain amendments to the Distribution Agreement are required to reflect the alternative structure that has been elected by Verizon and approved by the IRS Ruling; and

WHEREAS, in light of the fact that Verizon has undertaken the preparation of an information statement (the “Information Statement”) as part of Spinco’s Registration Statement on Form 10, the parties wish to allocate a portion of the responsibility for the printing, mailing and related costs of the Information Statement to Spinco.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.             Amendments to Recitals.  The fourth, fifth, sixth and seventh Recitals are hereby amended and restated to read in their entirety as follows:

                “WHEREAS, prior to the Distribution (as defined herein) upon the terms and subject to the conditions set forth in this Agreement, Verizon will, pursuant to a series of restructuring transactions that will occur prior to the Distribution, (a) transfer or cause to be transferred (i) by one or more of its Subsidiaries to Spinco and (ii) by Spinco to the Non-ILEC Spinco Subsidiary (as defined herein) and to one or more wholly-owned Subsidiaries of the Non-ILEC Spinco Subsidiary (as may be designated by the Non-ILEC Spinco Subsidiary) all of the Non-ILEC Spinco Assets (as defined herein), each such transfer to be subject to the assumption by such entity or entities of the Non-ILEC Spinco Liabilities (as defined herein) and (b) transfer or cause to be transferred by Verizon New England Inc., a New York corporation (“Verizon New England”) to the ILEC Spinco Subsidiary (as defined herein) and to one or more wholly-owned Subsidiaries of the ILEC Spinco Subsidiary (as may be designated by the ILEC Spinco Subsidiary) all of the ILEC Spinco Assets (as defined herein), subject to the assumption by such entity or entities of the ILEC Spinco Liabilities (as defined herein), and shall transfer or cause to be transferred to the ILEC Spinco Subsidiary to Spinco;

                WHEREAS, in exchange for the transfers contemplated by the immediately preceding recital, Spinco will upon the terms and subject to the conditions set forth in this Agreement (a) distribute to Verizon New England the Spinco Securities (as defined herein) and (b) pay to Verizon New England the Special Payment (as defined herein), all upon the terms and subject to the conditions set forth herein (the transactions described in this recital and in the immediately preceding recital, collectively, the “Contribution”);

                WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Verizon will distribute (the “Distribution”) all of the issued and outstanding shares of common stock, par value $.10 per share, of Spinco (“Spinco Common Stock”) to the holders as of the Record Date (as defined herein) of the outstanding shares of common stock, par value $.10 per share, of Verizon (“Verizon Common Stock”) and, to the extent applicable, to such persons who received Verizon Common Stock pursuant to the exercise of Record Date Options (as defined below);

                WHEREAS, the parties to this Agreement intend that (i) the First Internal Spinoff (as defined in the Merger Agreement) qualify as a reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) and a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (ii) the Second Internal Spinoff (as defined in the Merger Agreement) qualify as a distribution eligible for nonrecognition under Sections 355(a) and 355(c) of the Code; (iii) the Contribution, together with the Distribution, qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (iv) the Distribution qualify as a distribution of Spinco stock to Verizon stockholders eligible for nonrecognition under Sections 355(a) and 361(c) of the Code, (v) no gain or loss be recognized by Verizon or Verizon New England for federal income tax purposes in connection with the receipt of the Spinco Securities (as defined herein) or the consummation of the Debt Exchange (as defined herein); (vi) the Special Payment qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that Verizon distributes the Special Payment to its creditors and/or shareholders in connection with the Contribution, (vii) the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Code; and (viii) no gain or loss be recognized as a result of such transactions for federal income tax purposes by any of Verizon, Spinco, and their respective stockholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares); and”

2.             Amendments to Article I.

(a)           The definition of “Current Liabilities” set forth in Section 1.1 is hereby amended and restated to read in its entirety as follows:

“Current Liabilities” means the total current liabilities of Spinco and the Spinco Subsidiaries, determined in accordance with the last sentence of  Section 5.1(a), as of the opening of business on the Distribution Date, but excluding (i) the current portion of any Indebtedness and excluding all Spinco Debt Expenses, (ii) the expenses allocated to Spinco pursuant to the proviso of Section 10.2 of this Agreement, and (iii) for the avoidance of doubt, any amounts that are the responsibility of the Surviving Corporation pursuant to Section 11.1 of the Merger Agreement.

(b)           The definition of “ILEC Spinco Subsidiary” set forth in Section 1.1 is hereby amended and restated to read in its entirety as follows:

“‘ILEC Spinco Subsidiary’ means Northern New England Telephone Operations LLC, a Delaware limited liability company.”

(c)           Section 1.1 is hereby amended to add the following defined term in alphabetical order:

“‘Information Statement’ means the information statement forming part of Spinco’s Registration Statement on Form 10.

(d)           The definition of “Spinco Securities” set forth in Section 1.1 is hereby amended and restated to read in its entirety as follows:

                “‘Spinco Securities’ means the notes to be issued by Spinco to Verizon New England, as contemplated in Section 2.4 hereof and having the principal terms set forth on Exhibit C hereto and other terms determined in accordance with Section 7.20 of the Merger Agreement.”

(e)           The definition of “Special Payment” set forth in Section 1.1, as amended in Amendment 2 to the Distribution Agreement, dated as of June 28, 2007, is hereby amended and restated to read in its entirety as follows:

“‘Special Payment’ means a payment that shall be made by Spinco to Verizon New England in an amount to be set forth in a certificate delivered by Verizon New England to Spinco, with a copy to the Company, no later than 30 days prior to the Distribution Date, which amount shall not exceed Verizon New England’s estimate of its tax basis in Spinco.”

3.             Amendments to Section 2.4. Section 2.4, as amended in Amendment 2 to the Distribution Agreement, dated as of June 28, 2007, is hereby amended and restated in its entirety to read as follows:

“Special Payment; New Financing; Debt Exchange.

i.                       [Intentionally omitted]

ii.                    At or prior to the Distribution Date, in exchange for Verizon New England’s transfer to Spinco of the ILEC Spinco Subsidiary, Spinco will (i) enter into the agreements associated with the New Financing and use a portion of the proceeds thereof to pay the Special Payment, (ii) distribute Spinco Securities to Verizon

New England and (iii) pay to Verizon New England the amount of the Special Payment.  The principal amount of the Spinco Securities will be an amount equal to (x) $1.7 billion less (y) the amount of the Special Payment, with the precise aggregate principal amount of the Spinco Securities to be set forth on a certificate to be delivered by Verizon New England to Spinco, with a copy to the Company, no later than 30 days prior to the Distribution Date.

iii.                 The rights and obligations of the parties in respect of pursuing and obtaining the New Financing are set forth in the Merger Agreement, and no additional rights or obligations shall be deemed to arise under this Agreement in connection therewith.

iv.                The parties acknowledge that (i) Verizon New England intends to (A) transfer the Spinco Securities to its creditors (all of which shall be members of the Verizon Group) in exchange for outstanding intercompany debt obligations of Verizon New England and/or (B) distribute the Spinco Securities to its sole shareholder, NYNEX (as defined in the Merger Agreement), (ii) Verizon intends to obtain the Spinco Securities from such transferees of Verizon New England in one or more intercompany transactions, and (iii) Verizon intends to enter into arrangements prior to or following the Distribution Date providing for the exchange of outstanding Spinco Securities for debt obligations of Verizon or its Affiliates or the transfer of Spinco Securities to other Verizon creditors or stockholders (the “Debt Exchange”), provided that the parties further acknowledge that (x) if Verizon desires to consummate the Debt Exchange concurrently with the Distribution, Verizon shall not be obligated to consummate the Distribution unless Verizon shall have entered into such arrangements and the Debt Exchange shall be consummated concurrently with the Distribution and (y) if Verizon elects not to pursue the Debt Exchange at the time of the Distribution or thereafter, Verizon may dispose of the Spinco Securities in another manner, but will in any event dispose of all of its interest in the Spinco Securities within 360 days following the Distribution Date.

v.                   [Intentionally Omitted]

vi.                The parties recognize that Spinco and the Company desire that as of the time of the distribution the amount of Current Assets exceeds the amount of Current Liabilities and therefore Verizon agrees to use commercially reasonable efforts to conduct the Spinco Business in a manner that would cause Current Assets to exceed Current Liabilities as of the time of the Distribution.

vii.             Verizon shall pay all Spinco Debt Expenses (i) on the Closing Date or (ii) on such subsequent date when the fees and expenses payable to lenders or the lenders’ advisors pursuant to the terms of the New Financing (or Alternative Financing) in connection with the consummation of the New Financing (or Alternative Financing), other than the Spinco Debt Expenses, are paid by the Surviving Corporation.”

4.             Amendments to Section 4.2.  Section 4.2 is hereby amended and restated in its entirety to read as follows:

                “Spinco Reclassification and Internal Spin-Offs.  Immediately prior to the First Internal Spin-off, Verizon shall cause Spinco to, and Spinco shall, issue to Verizon New England such number of shares of Spinco Common Stock, including, if applicable, by reclassifying the outstanding shares of Spinco Common Stock or by declaring a dividend payable to Verizon New England in shares of Spinco Common Stock (the “Reclassification”), for the purpose of increasing the outstanding shares of Spinco Common Stock such that, immediately prior to the First Internal Spin-off, Spinco will have outstanding an aggregate number of shares of Spinco Common Stock to be determined by Verizon and Spinco prior to the Distribution to be subsequently distributed by Verizon in the Distribution.  Immediately prior to the Distribution, Verizon New England shall distribute all of its shares of Spinco Common Stock to NYNEX in the First Internal Spin-off, and NYNEX shall distribute all of such shares to Verizon in the Second Internal Spin-off.”

5.             Amendment to Section 10.2.  Section 10.2 is hereby amended and restated in its entirety to read as follows:

“Section 10.2         Expenses.  All fees and expenses and any other costs incurred by the parties in connection with the transactions contemplated hereby and by the Transaction Agreements shall be paid as set forth in Section 11.1 of the Merger Agreement, provided, however, that Spinco shall reimburse Verizon for and indemnify Verizon against, all costs invoiced by a financial printer in connection with the preparation and filing of the Information Statement, including all amendments thereto and any Current Report on Form 8-K that shall be filed by Spinco which shall include the Information Statement as an exhibit thereto, and all costs of preparing, printing and delivering the Information Statement to Verizon’s record and beneficial stockholders and all other related fees and expenses.  If the Distribution occurs, (i) to the extent that invoices from Verizon for such costs, fees and expenses shall be available and furnished to Spinco on or prior to the Closing Date, Spinco or the Surviving Corporation shall reimburse Verizon for such costs on the Closing Date, and (ii) to the extent that invoices from Verizon for such costs, fees and expenses are provided by Verizon to the Surviving Corporation following the Closing Date, the Surviving Corporation shall reimburse Verizon for such costs within five Business Days following receipt of such invoices from Verizon.”

6.             Confirmation of Distribution Agreement.  Other than as expressly modified pursuant to this Amendment, all provisions of the Distribution Agreement remain unmodified and in full force and effect.  The provisions of Article X of the Distribution Agreement shall apply to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
Name: John W. Diercksen
Title: Executive Vice President — Planning,
Strategy and Development

NORTHERN NEW ENGLAND SPINCO
INC.

By:	/s/ Stephen E. Smith
Name: Stephen E. Smith
Title: Vice President